AMENDMENT

AMENDMENT dated as of June 23, 2021 (“Effective Date”), amongst each entity listed on Annex I attached hereto (each, a “Fund”, and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

WHEREAS, the Funds and BNY Mellon have entered into a Fund Administration and Accounting Agreement dated as of September 30, 2014, as amended from time to time (the “Agreement”), pursuant to which BNY Mellon provides services to the Funds, one or more of which is a registered closed-end investment company; WHEREAS, in connection with the formation of AMG Pantheon Lead Fund, LLC (the “Lead Fund”), a wholly owned subsidiary of AMG Pantheon Master Fund, LLC, the parties desire to add the Lead Fund as a party to the Agreement;

WHEREAS, the Lead Fund is not a registered investment company, and certain of the terms and provisions of the Agreement, as listed in Annex II, therefore would not apply to it; and

WHEREAS, the parties desire to make clear that, subject to the conditions below, the terms and provisions of the Agreement shall be construed to apply to the Lead Fund;

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants, agreements and promises contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.☐       Amendments to the Agreement. Annex I to the Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

2.           Acceptance of Agreement and Fees. BNY Mellon and the Lead Fund hereby agree to be bound by the terms of the Agreement, including this Amendment, and the Lead Fund hereby appoints BNY Mellon to provide it with the services set forth in the Agreement, and BNY Mellon agrees to provide the services set forth in the Agreement to the Funds, including the Lead Fund (provided that, for clarity, the Lead Fund is a non-RIC as defined and contemplated in Section 24 of the Agreement). The Lead Fund shall be a party to the Agreement as an Additional Fund as of the date of this Amendment. As compensation for services to be rendered to the Lead Fund pursuant to the terms of the Agreement, the Lead Fund shall pay a fee to BNY Mellon as may be agreed to in writing by the parties.

3.           This Amendment shall become effective upon execution by the parties hereto. From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

4.           Except as amended hereby, the Agreement shall remain in full force and effect.

5.           The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

6.           This Amendment shall be governed by the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

EACH ENTITY ON ANNEX I HERETO

By /s/ Thomas Disbrow

Title: Treasurer and Chief Financial Officer

THE BANK OF NEW YORK MELLON

By /s/ Cathy-Jo Reed

Title: Director

ANNEX I

LIST OF FUNDS

AMG Pantheon Fund, LLC

AMG Pantheon Master Fund, LLC

AMG Pantheon Subsidiary Fund, LLC

AMG Pantheon Lead Fund, LLC

ANNEX II

Excluded Terms and Provisions

The following terms and provisions of the Agreement will not apply to the Lead Fund:

Valuation Support and Computation Accounting Services

1)☐	Calculate various contractual expenses; and
2)☐	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

Financial Reporting

1)☐	Preparation of stand-alone annual and semi-annual shareholder reports for shareholder delivery and for inclusion in Form N-CSR
2)☐	Preparation of stand-alone quarterly schedule of portfolio holdings for inclusion in regulatory reporting; and
3)☐	Prepare and file (or coordinate the filing of) a stand-alone Form N-CEN and Form N-PORT.